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                      January 10, 2022

       Crystal Lail
       Chief Financial Officer
       NorthWestern Corporation
       3010 W. 69th Street
       Sioux Falls, SD 57108

                                                        Re: NorthWestern
Corporation
                                                            Form 10-K for the
Fiscal Year ended December 31, 2020
                                                            Filed February 12,
2021
                                                            File No. 001-10499

       Dear Ms. Lail:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation